Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Investor Contact: Mark H. Tubb
October 28, 2008	Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS
- Third Quarter Operating Income at Natural Resources & Sloss Triples to $110 Million -
- Company Achieves Record Metallurgical Coal and Coke Pricing -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT), a leading producer and exporter of U.S. metallurgical coal for the global steel industry, today reported net income of $55.0 million, or $0.97 per diluted share, for the quarter ended Sept. 30, 2008, more than double the $24.4 million, or $0.46 per diluted share, in the third quarter 2007. Earnings were reduced by $0.30 per share from unusual items at the Financing and Homebuilding businesses. Excluding these items, earnings for the third quarter 2008 would have been $1.27 per diluted share. The Company remains on track to separate these businesses from Walter Industries in early 2009.

“Our Natural Resources businesses generated outstanding results in the quarter, driven by strong pricing at Jim Walter Resources and Sloss,” said Walter Industries Chairman Michael T. Tokarz. “Despite recent cutbacks in global steel capacity, we remain on track for record earnings in 2008 and 2009 as our premium, hard coking coal remains in high demand.”

Third Quarter 2008 Financial Results

Net sales and revenues for the third quarter 2008 totaled $388.0 million, up 24.3 percent from the prior-year period, driven by higher metallurgical coal and coke pricing and increased steam and industrial coal sales volumes at United Land, partially offset by lower metallurgical coal and coke sales volumes from Natural Resources & Sloss and fewer unit deliveries at Homebuilding.

Operating income for the third quarter 2008 totaled $86.5 million compared to $40.8 million in the third quarter 2007. Operating income in the current period was higher primarily due to record metallurgical coal and coke pricing, partially offset by the lower metallurgical coal and coke sales volumes and higher costs at Jim Walter Resources, as well as $21.3 million in unusual charges, which include a $10.9 million goodwill impairment charge at Financing, $6.5 million of asset impairments and severance costs at Homebuilding and $3.9 million of hurricane-related insurance expenses at Financing resulting from Hurricanes Gustav and Ike.

4211 W. Boy Scout Blvd.	Tampa, Florida 33607	Tel: 813.871.4811	Web site: www.walterind.com

Third Quarter Results by Operating Group

Natural Resources & Sloss

The Natural Resources & Sloss group generated combined revenues of $322.2 million in the third quarter, up 61.2 percent versus the prior-year period. Results reflect average metallurgical coal selling prices of $161.92 per short ton, an increase of 81.5 percent versus the prior year, and includes new contract pricing on 1.1 million tons, as well as deliveries of 0.3 million tons at rollover pricing from the prior contract year. Third quarter 2008 results also include record metallurgical coke pricing at Sloss and increased coal sales volumes at United Land, partially offset by lower metallurgical coal sales volumes.

Natural Resources & Sloss reported combined operating income of $110.0 million in the third quarter, compared to $35.0 million in the prior-year period. Operating income in the current-year period reflects the revenue impacts described above, partially offset by higher production costs at Jim Walter Resources and increased coal raw material costs at Sloss.

“We started production on the Southwest “A” longwall in the quarter and made significant strides toward completing our Mine No. 7 East expansion, which, when completed, will make Mine No. 7the largest low-vol metallurgical coal mine in the United States,” said Jim Walter Resources Chief Executive Officer George R. Richmond.

Jim Walter Resources

Mine No. 4 produced 0.7 million tons in the third quarter 2008 compared to 0.8 million tons in last year’s third quarter. The decrease resulted from six idle days related to a longwall move. Mine No. 4’s production cost per ton in the quarter was $50.86, or $15.95 per ton higher than in the prior-year period, driven by increased labor, material and power costs, as well as lower volumes.

Mine No. 7 produced 0.5 million tons in the third quarter 2008, consistent with the same period last year. Production costs at Mine No. 7 were $94.82 per ton versus $68.51 per ton in the prior-year period. The increase in production costs was driven by higher fixed costs per ton associated with lower than expected Southwest “A” longwall volumes, an unfavorable mix of continuous miner tons to longwall tons related to Mine No. 7 East expansion activities and increased spending on labor, material and power. Production costs in the current-year period also reflect planned downtime, including two weeks of miners’ vacation and a 12-day longwall move.

Richmond added, “Given the year-to-date production and the addition of the Southwest “A” panel, both of our Blue Creek Coal mines are expected to deliver record output again in 2008.”

United Land

United Land sold 322,000 tons of coal during the third quarter and produced 283,000 tons, compared to sales of 88,000 tons and production of 78,000 tons in the prior-year period. The increase in sales and production reflects Tuscaloosa Resources operating for the full quarter this period versus one month in the prior-year period, as well as the acquisition of Taft Coal Sales & Associates in September 2008. Average pricing at United Land was higher, as coal from the Kodiak mine was sold into the higher priced metallurgical coal export market.

Sloss

Sloss sold 101,077 tons of metallurgical coke at an average price of $397.20 per ton compared to110,109 tons at $224.41 per ton in the prior-year period. Volume declined in the current period primarily due to planned coke oven repairs. Pricing improved 77.0 percent on higher contract pricing and spot sales, which exceeded $580 per short ton FOB plant.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 2 - 10/28/2008

Natural Gas

The natural gas business sold 1.7 billion cubic feet of gas at an average price of $8.69 per thousand cubic feet in the third quarter 2008 compared to sales of 1.8 billion cubic feet at an average price of $7.59 per thousand cubic feet in the prior-year period.

Financing & Homebuilding

The Financing & Homebuilding group reported third quarter revenues of $73.2 million, compared to $112.2 million in the prior-year period. Revenues were lower primarily as a result of fewer unit completions due to deteriorating market conditions and the closure of nearly half of Homebuilding’s sales centers earlier this year.

Financing & Homebuilding reported a combined operating loss of $17.4 million, compared to operating profit of $11.2 million in the third quarter last year. The decline in income was primarily driven by the goodwill impairment, restructuring and hurricane-related charges totaling $21.3 million. Excluding these charges, operating income would have been $3.9 million. Results also reflect lower unit completions as well as a $3.8 million discount on instalment notes originated in the quarter at Homebuilding.

Financing

Excluding the goodwill impairment and hurricane-related charges, Financing reported operating income of $10.0 million for the quarter, compared to $11.2 million in the same period last year.

Financing’s results were negatively impacted by lower prepayment income and higher provision for losses, partially offset by lower interest expense. Delinquencies on the mortgage portfolio were 5.0 percent at Sept. 30, 2008, compared to 4.9 percent at Sept. 30, 2007.

“Our Financing business continues to perform well on an operating basis despite difficult market conditions,” said JWH Holding Company Chairman and CEO Mark J. O’Brien. “We also continue to make excellent progress toward our separation from Walter Industries and remain on track to accomplish this goal in early 2009.”

Business Outlook

The Company affirms its previously communicated expectations for its key business drivers, and reiterates its sales volumes and operating margin per ton expectations as follows:

Metallurgical Coal Sales Outlook	Q1-2008A	Q2-2008A	Q3-2008A	Q4-2008E
Tons Sold (short tons, in millions)	1.5	1.7	1.4	2.0 - 2.1
Average Operating Margin Per Ton	$8	$33	$64	$90 - $95

Coke Sales Outlook	Q1-2008A	Q2-2008A	Q3-2008A	Q4-2008E
Tons Sold	104,024	106,431	101,077	106,000 - 112,000
Average Operating Margin Per Ton	$182	$162	$145	$140 - $165

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

Metallurgical coal production for 2009 is expected to total between 8.0 and 8.4 million tons, compared to a previously announced range of 8.0 to 8.5 million tons. The revised range assumes that the first longwall in the Mine No. 7 East expansion will begin production late in the second quarter 2009. Revised expectations also include an additional 350,000 tons in the first quarter 2009, reflecting Mine No. 7 Southwest "A" panel longwall tons originally planned for 2008.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 3 - 10/28/2008

The Company will provide full-year updates for 2009 once business plans have been completed early next year.

Conference Call Webcast

Members of the Company's leadership team will discuss Walter Industries’ third quarter 2008 results, its outlook for the remainder of the year and other general business matters during a conference call and live Web cast to be held on Wednesday, Oct. 29, 2008, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.4 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause the Company's actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company's products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and our assumptions and projections concerning our reserves in the Company's mining operations; changes in customer orders; pricing actions by the Company's competitors, customers, suppliers and contractors; changes in governmental policies and laws; further changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful implementation and anticipated timing of any strategic actions and objectives that may be pursued, including our announced separation of the Financing business from the Company and strategic alternatives that may be pursued related to the Homebuilding business. In particular, the separation of the Financing business is subject to a number of closing conditions which may be outside of the Company’s control. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including the Risk Factors described in our 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. The Company disclaims any duty to update its forward-looking statements as of any future date.

- WLT -

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 4 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the three months ended September 30,
	2008	2007
Net sales and revenues:
Net sales	$339,156	$249,163
Interest income on instalment notes	46,243	49,712
Miscellaneous	2,591	13,331
	387,990	312,206
Costs and expenses:
Cost of sales (exclusive of depreciation)	193,292	184,535
Depreciation	14,786	12,089
Selling, general and administrative	35,390	34,088
Provision for losses on instalment notes	5,607	3,366
Postretirement benefits	6,595	6,863
Interest expense - mortgage-backed/asset-backed notes	24,279	29,996
Interest expense - other debt	5,478	7,358
Amortization of intangibles	302	455
Provision for estimated hurricane insurance losses (1)	3,853	-
Restructuring and impairment charges (2)	17,380	-
	306,962	278,750

Income before income tax expense	81,028	33,456
Income tax expense	26,028	9,093
Net income	$55,000	$24,363

Basic net income per share	$0.99	$0.47

Weighted average number of shares outstanding	55,685,967	52,035,228

Diluted net income per share	$0.97	$0.46

Weighted average number of diluted shares outstanding	56,449,918	52,521,787

(1)	During the quarter ended September 30, 2008, Financing recorded a provision totaling $3.9 million for estimated insurance losses related to Hurricanes Gustav and Ike.

(2)
During the quarter ended September 30, 2008, Homebuilding recorded charges totaling $6.5 million for impairment of long-lived assets due to a decline in the estimated value of the assets and severance costs for additional headcount reductions. Also during the quarter ended September 30, 2008, the Company recorded an impairment of Financing's goodwill totaling $10.9 million reflecting a continuing decline in valuations as a result of disruptions in the financial markets.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 5 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the three months ended September 30,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$268,503	$165,490
Sloss	53,738	34,471
Natural Resources and Sloss	322,241	199,961

Financing	50,187	54,104
Homebuilding	23,058	58,060
Financing and Homebuilding Group	73,245	112,164

Other (1)	2,039	1,025
Consolidating eliminations of intersegment activity	(9,535)	(944)
	$387,990	$312,206

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$95,353	$31,735
Sloss	14,638	3,231
Natural Resources and Sloss	109,991	34,966

Financing (2)	(4,785)	11,247
Homebuilding (3)	(12,601)	(82)
Financing and Homebuilding Group	(17,386)	11,165

Other (1)	(6,085)	(5,317)
Consolidating eliminations of intersegment activity	(14)	-
Operating income from continuing operations	86,506	40,814
Other debt interest expense	(5,478)	(7,358)
Income from continuing operations before income tax expense	$81,028	$33,456

(1)	Results for 2007 have been revised to reflect the reclassification of United Land (the parent company of Kodiak, TRI and Taft) from "Other" to Natural Resources.

(2)	Results for the quarter ended September 30, 2008 include a $10.9 million impairment of goodwill and a $3.9 million provision for estimated hurricane insurance losses.

(3)
Results for the quarter ended September 30, 2008 include charges totaling $6.5 million for the impairment of long-lived assets due to a decline in the asset value and for severance costs related to additional headcount reductions.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 6 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the nine months ended September 30,
	2008	2007
Net sales and revenues:
Net sales	$897,842	$747,696
Interest income on instalment notes	142,975	149,939
Miscellaneous	12,899	31,389
	1,053,716	929,024

Cost and expenses:
Cost of sales (exclusive of depreciation)	568,221	530,632
Depreciation	42,386	34,310
Selling, general and administrative	110,660	109,664
Provision for losses on instalment notes	12,934	8,756
Postretirement benefits	19,783	19,882
Interest expense - mortgage-backed/asset-backed notes	78,433	89,512
Interest rate hedge ineffectiveness (1)	16,981	-
Interest expense - other debt	22,377	21,923
Amortization of intangibles	1,007	1,375
Provision for estimated hurricane insurance losses (2)	3,853	-
Restructuring and impairment charges (3)	24,150	-
	900,785	816,054

Income from continuing operations before income tax expense	152,931	112,970
Income tax expense (4)	46,656	38,702
Income from continuing operations	106,275	74,268
Discontinued operations (5)	-	(2,229)
Net income	$106,275	$72,039

Basic income (loss) per share:
Income from continuing operations	$1.98	$1.42
Discontinued operations	-	(0.04)

Net income	$1.98	$1.38

Weighted average number of shares outstanding	53,613,732	52,035,491

Diluted income (loss) per share:
Income from continuing operations	$1.95	$1.41
Discontinued operations	-	(0.04)

Net income	$1.95	$1.37

Weighted average number of diluted shares outstanding	54,363,127	52,517,297

(1)
During the quarter ended March 31, 2008, the Company recognized a loss of $17.0 million for the ineffectiveness of interest rate hedges held by Financing that were intended to hedge an April 2008 securitization of instalment notes receivable. Unfavorable market conditions precluded an April 2008 securitization and management could not predict when such a securitization might occur.

(2)	During the quarter ended September 30, 2008, Financing recorded a provision totaling $3.9 million for estimated insurance losses related to Hurricanes Gustav and Ike.

(3)
During 2008, Homebuilding recorded charges totaling $13.3 million related to asset impairment charges due to the closure of certain sales centers and continued declines in asset values and severance for headcount reductions. During 2008, the Company also recorded an impairment of Financing’s goodwill totaling $10.9 million reflecting a continuing decline in valuations as a result of disruptions in the financial markets.

(4)
Income tax expense for the nine months ended September 30, 2008 includes a $3.7 million credit resulting from the resolution of certain Federal tax matters associated with an ongoing IRS audit. Income tax expense for the nine months ended September 30, 2007 included a $4.4 million write-off of certain deferred tax assets no longer considered realizable.

(5)
The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. Operating results of this business for the nine months ended September 30, 2007 have been classified as discontinued operations.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 7 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the nine months ended September 30,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$658,962	$475,955
Sloss	157,874	100,394
Natural Resources and Sloss	816,836	576,349

Financing	154,013	162,897
Homebuilding	102,357	188,368
Financing and Homebuilding Group	256,370	351,265

Other (1)	3,163	5,563
Consolidating eliminations of intersegment activity	(22,653)	(4,153)
	$1,053,716	$929,024

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$177,736	$111,675
Sloss	48,429	7,485
Natural Resources and Sloss	226,165	119,160

Financing (2)	2,837	34,863
Homebuilding (3)	(30,571)	(3,227)
Financing and Homebuilding Group	(27,734)	31,636

Other (1)	(22,465)	(15,903)
Consolidating eliminations of intersegment activity	(658)	-
Operating income from continuing operations	175,308	134,893
Other debt interest and debt conversion expense	(22,377)	(21,923)
Income from continuing operations before income tax expense	$152,931	$112,970

(1)	Results for 2007 have been revised to reflect the reclassification of United Land (the parent company of Kodiak, TRI and Taft) from “Other” to Natural Resources.

(2)
In 2008, Financing recorded a loss of $17.0 million for the ineffectiveness of interest rate hedges that were intended to hedge an April 2008 securitization of instalment notes receivable. Results for 2008 also include a $10.9 million impairment of goodwill and a $3.9 million provision for estimated hurricane insurance losses related to Hurricanes Gustav and Ike.

(3)
During 2008, Homebuilding recorded charges totaling $13.3 million related to asset impairment due to the closure of certain sales centers and continued declines in asset values and severance for headcount reductions.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 8 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months		For the nine months ended
	ended September 30,		September 30,
	2008	2007	2008	2007
Operating Data:
Jim Walter Resources
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,250	1,570	4,261	4,297
Purchased metallurgical coal	134	-	362	96
	1,384	1,570	4,623	4,393
Average sale price per short ton:
Metallurgical coal, contracts	$161.92	$89.22	$117.55	$94.57

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$67.89	$54.42	$5 9.68	$52.13
Mine No. 7 per ton	$102.15	$78.01	$8 4.86	$66.26
Mines No. 4 and No. 7 per ton average	$81.87	$61.36	$6 5.09	$58.32
Mine No. 5 per ton (1)	$-	$-	$-	$57.98
Total average	$81.87	$61.36	$6 5.09	$58.32
Other costs (in thousands) (2)	$11,243	$2,708	$30,623	$18,262

Tons of coal produced (in thousands)
Mine No. 4	731	823	2,473	2,277
Mine No. 7	513	468	1,773	1,871
Total	1,244	1,291	4,246	4,148

Coal production costs per ton: (3)
Mine No. 4	$50.86	$34.91	$43.77	$38.58
Mine No. 7	$94.82	$68.51	$76.45	$56.79
Total average	$68.99	$47.09	$57.42	$46.79

Natural gas sales, in mmcf (in thousands)	1,667	1,789	4,844	5,404
Natural gas average sale price per mmcf	$8 .69	$7 .59	$8.55	$7 .82
Natural gas cost of sales per mmcf	$3 .46	$2 .41	$3.47	$2 .81

United Land (4)
Tons sold (in thousands)	322	88	828	103
Tons of coal produced (in thousands)	283	78	761	123

(1)	Mine No. 5 ceased production in December 2006 as planned. Sales and cost of sales amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2)	Consists of charges (credits) not directly allocable to a specific mine as well as cost of purchased coal.

(3)
Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(4)	United Land includes Kodiak Mining Co., Tuscaloosa Resources, Inc., which was acquired on August 31, 2007, and Taft Coal Sales and Associates, Inc., which was acquired on September 2, 2008.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 9 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months		For the nine months ended
	ended September 30,		September 30,
	2008	2007	2008	2007
Operating Data (continued):

Sloss Industries
Metallurigical coke tons sold	101,077	110,109	311,531	321,844
Metallurigical coke average sale price per ton	$397.20	$224.41	$394.40	$222.23

Financing
Delinquencies, as of period end	5.0%	4.9%	5.0%	4.9%
Prepayment speeds	4.5%	8.4%	5.3%	8.4%
Number of repossessions	267	216	847	805
Repossession rate, annualized	2.8%	2.2%	2.9%	2.6%
Recovery rate on repossessions	81.8%	84.3%	84.6%	85.6%

Homebuilding (excluding Crestline)
New sales contracts	225	567	962	1,988
Cancellations	149	127	401	320
Unit completions	243	581	1,106	1,896
Average contractual sales price	$109,900	$104,800	$105,300	$104,900
Average revenue per home sold (1)	$88,600	$98,300	$88,400	$98,400
Ending backlog of homes	540	1,285	540	1,285

Depreciation ($ in thousands):
Natural Resources	$12,847	$9,182	$35,750	$25,838
Sloss	1,048	965	3,033	2,824
Financing	73	312	331	866
Homebuilding	582	1,290	2,576	3,796
Other	236	340	696	$986
	$14,786	$12,089	$42,386	$34,310
Capital expenditures ($ in thousands):
Natural Resources	$50,445	$47,417	$103,993	$103,287
Sloss	1,979	1,167	5,571	4,290
Financing	41	16	205	76
Homebuilding	758	789	1,410	2,639
Other	99	-	212	53
	$53,322	$49,389	$111,391	$110,345

(1) Includes the effect of the discount required to record instalment notes receivable at estimated market value.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 10 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in Thousands)
Unaudited

	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$31,190	$30,614
Short-term investments, restricted	58,830	75,851
Instalment notes receivable, net of allowance of $14,936 and $13,992, respectively	1,804,610	1,837,059
Receivables, net	173,294	81,698
Inventories	122,159	101,676
Prepaid expenses	39,023	38,340
Property, plant and equipment, net	523,248	435,035
Other assets	143,954	156,113
Goodwill	-	10,895
	$2,896,308	$2,767,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$82,924	$72,072
Accrued expenses	122,763	83,072
Accrued interest on debt	11,628	13,940
Debt:
Mortgage-backed/asset-backed notes	1,402,234	1,706,218
Other debt	205,933	225,860
Accumulated postretirement benefits obligation	345,921	335,034
Other liabilities	222,732	216,372
Total liabilities	2,394,135	2,652,568

Stockholders' equity	502,173	114,713
	$2,896,308	$2,767,281

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 11 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
($ in Thousands)
Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Accumulated	Comprehensive
	Total	Stock	Par Value	Income	Deficit	Income (Loss)
Balance at December 31, 2007	$114,713	$520	$497,032		$(290,986)	$(91,853)
Comprehensive income:
Net income	106,275			$106,275	106,275
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	1,909			1,909		1,909
Change in unrealized gain (loss) on hedges, net of taxes	6,321			6,321		6,321
Comprehensive income				$114,505
Effects of changing the pension plan measurement date pursuant to FASB 158:
Service cost, interest cost, and expected return on plan assets for October 1 - December 31, 2007, net of taxes	(4,603)				(4,603)
Amortization of actuarial gain and prior service cost for October 1 - December 31, 2007, net of taxes	670					670
Purchases of stock under stock repurchase program	(14,461)	(2)	(14,459)
Proceeds from public stock offering (1)	280,432	32	280,400
Stock issued upon the exercise of stock options	7,903	4	7,899
Stock issued upon conversion of convertible notes	785	1	784
Tax benefit from the exercise of stock options	6,673		6,673
Dividends paid, $0.20 per share	(10,799)		(10,799)
Stock-based compensation	7,757		7,757
Other	(1,402)		(1,402)
Balance at September 30, 2008	$502,173	$555	$773,885		$(189,314)	$(82,953)

(1)	In June, the Company completed an offering of 3.2 million shares of its common stock at $90.75 per share and received $280.4 million in proceeds net of underwriting discounts and offering expenses.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 12 - 10/28/2008

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)
Unaudited

	For the nine months ended September 30,
	2008	2007
OPERATING ACTIVITIES
Net income	$106,275	$72,039
Loss from discontinued operations	-	2,229
Income from continuing operations	106,275	74,268

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities net of effects of business acquisitions:
Provision for losses on instalment notes receivable	12,934	8,756
Depreciation	42,386	34,310
Non cash restructuring and impairment charges	21,960	-
Other	5,768	22,364

Decrease (increase) in assets:
Receivables	(73,530)	(6,675)
Inventories	(17,855)	15,107
Prepaid expenses	9,456	(2,628)
Instalment notes receivable, net	7,636	(55,242)
Increase (decrease) in liabilities:
Accounts payable	8,899	3,536
Accrued expenses	37,507	(21,807)
Accrued interest	(2,331)	(2,904)
Cash flows provided by operating activities	159,105	69,085

INVESTING ACTIVITIES
Acquisitions, net of cash acquired (1)	(17,871)	(11,650)
Purchases of loans	-	(39,900)
Principal payments received on purchased loans	11,879	31,267
Decrease in short-term investments, restricted	17,021	3,829
Additions to property, plant and equipment	(88,804)	(110,345)
Other	4,888	5,388
Cash flows used in investing activities	(72,887)	(121,411)

FINANCING ACTIVITIES (2)
Issuances of mortgage-backed/asset-backed notes	25,000	172,200
Payments of mortgage-backed/asset-backed notes	(329,035)	(170,719)
Proceeds from issuances of other debt	330,000	-
Retirements of other debt	(376,351)	(40,831)
Proceeds from stock offering	280,432	-
Other	(15,688)	(13,165)
Cash flows used in financing activities	(85,642)	(52,515)
Cash flows provided by (used in) continuing operations	576	(104,841)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by operating activities	-	630
Cash flows used in discontinued operations	-	630
Net increase (decrease) in cash and cash equivalents	$576	$(104,211)

Cash and cash equivalents at beginning of period	$30,614	$127,369
Add: Cash and cash equivalents of discontinued operations at beginning of period	-	1
Net increase (decrease) in cash and cash equivalents	576	(104,211)
Cash and cash equivalents at end of period	$31,190	$23,159

(1)
On September 2, 2008, the Company acquired Taft Coal Sales and Associates, Inc. for a cash payment of $17.0 million, net of $3.0 million of cash acquired. The fair value of assets acquired and liabilities assumed totaled $38.9 million and $18.9 million, respectively. On August 31, 2007, the Company acquired Tuscaloosa Resources, Inc. for a cash payment of $11.7 million, net of $0.4 million of cash acquired. The fair value of the assets acquired and liabilities assumed totaled $26.3 million and $14.2 million, respectively.

(2)
Non cash financing activities include the acquisition of property, plant and equipment under capital lease and other obligations totaling $22.6 million in 2008 and one-year property insurance financing totaling $9.3 million and $8.4 million in 2008 and 2007 respectively.

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS - Page 13 - 10/28/2008